Exhibit 3.1

                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                   Delivered 05:26 PM 07/20/2009
                                                       Filed 05:12 PM 07/20/2009
                                                    SRV 090712251 - 4711386 FILE

                          Certificate of Incorporation
                                       Of
                              Wildrose Mining, Inc.

     FIRST: The name of the corporation is Wildrose Mining Inc.

     SECOND: The address of its registered office in the State of Delaware is 4406 Tennyson Road, Wilmington, New Castle County State of Delaware. The name of its Registered Agent at such address is Delaware Corporate Agents, Inc.

     THIRD: The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 90,000,000 shares of common stock with $.0001 par value and 10,000,000 shares of preferred stock with $.0001 par value.

     FIFTH: The name and mailing address of the incorporator is Jane Goldberg, 4406 Tennyson Road, Wilmington, Delaware 19802.

     SIXTH: The powers of the Incorporator(s) shall terminate upon the filing of this Certificate of Incorporation. Following are the name(s) and address(es) of the person(s) who are to serve as director(s) until the first annual meeting of shareholders or until their successors are elected and qualify: Robin Hansen, 1013 Cedar, Fullerton, CA, 92833.

     SEVENTH: The Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the corporation.

     EIGHTH: No director shall have personal liability the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for facts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of Title 8 of the Delaware Code; (iv) for any transaction from which the director derived an improper personal benefit.

     NINTH: Elections of directors need not be by written ballot unless the By-Laws of this corporation so provide.

     I, the undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, acknowledging the penalty of perjury, hrereby declaring and certifying that this Instrument is my act and deed and the facts herein stated are true, pursuant to 8 Del. C. `103(b)(2) and accordingly have hereunto set my hand on this 20th Day of July, 2009


                                             /s/ Jane S. Goldberg
                                             -----------------------------------
                                             Jane S. Goldberg